UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 28, 2023

Date of Report (date of earliest event reported)

Steel Connect, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 32nd Floor New York New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 520-2300

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	STCN	Nasdaq Capital Market
Rights to Purchase Series D Junior Participating Preferred Stock	--	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ModusLink Corporation Long Term Incentive Plan

On July 28, 2023, Mr. Fawaz Khalil, the Chief Executive Officer of ModusLink Corporation (“ModusLink”), a wholly-owned subsidiary of Steel Connect, Inc. (the “Company”), received an award under the ModusLink Corporation Long Term Incentive Plan (the “Plan”). The Plan is administered by the Organization and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), which approves a target award amount under the Plan for each participant expressed as a specified dollar amount. The Plan determines the payout of awards under the Plan based on such target award amount and the growth of “Earnings after Cost of Capital” (a ModusLink financial performance metric defined in the Plan) measured over a three-year performance period commencing on August 1, 2022 and ending on July 31, 2025. Mr. Khalil’s target award amount is equal to $243,750.

Under the Plan, an award, when and if paid out, may be paid in the form of a lump-sum cash payment (less required and applicable tax withholding), as soon as possible after the approval of ModusLink’s audited financials at the end of the three-year performance period, contingent upon the participant being employed as of the payout date (provided that the Compensation Committee may exercise discretion to pay out an award following termination under certain circumstances, including involuntary termination of employment due to a reduction-in-force, cost reduction or restructure, or in the event of the participant’s death, disability or retirement). The Compensation Committee reserves the right under the Plan to settle up to 50% of an award (if any) in shares of common stock of the Company issued pursuant to the Steel Connect, Inc. 2020 Stock Incentive Compensation Plan (or any successor or replacement plan) as may be permitted under the terms of such plan. The number of shares of common stock delivered in such circumstances would be determined by the Compensation Committee based on a closing price of the common stock on the principal securities exchange or securities market on which such shares are then listed on a specified date as approved by the Compensation Committee in its sole discretion. In order to be eligible to participate in the Plan, participants are required to execute a form of award agreement and form of restrictive covenant agreement.

The preceding summary of Mr. Khalil’s award is qualified in its entirety by reference to the full text of such plan and form of award agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Board Change

On July 28, 2023, Maria U. Molland notified the Board of Directors (the “Board”) of the Company that she does not plan to stand for reelection at the upcoming annual meeting of stockholders of the Company (the “Annual Meeting”). Ms. Molland’s decision was not related to any disagreement with the Company on any matter relating to its operations, policies or practices. The Board thanks Ms. Molland for her contributions.

The Board plans to nominate Joseph Martin to succeed Ms. Molland upon his election at the Annual Meeting. Mr. Martin, age 46, will begin service as a Director of the Company immediately after the Annual Meeting. Mr. Martin has been Chief Administrative Officer and Chief Legal Officer of Steel Partners Holdings, L.P. (“Steel Holdings”) since June 2023. He previously served as the General Counsel and Corporate Secretary of Clover Health Investments, Corp. from March 2022 until June 2023 where he oversaw the legal, compliance, business development and cyber security functions. From August 2020 to March 2022, Mr. Martin served as General Counsel of Steel Holdings and General Counsel and Chief Compliance Officer of the Company, where, in each case, he oversaw the legal and compliance functions. Mr. Martin also held several legal and compliance-focused positions at Louisiana-Pacific Corporation from September 2018 to August 2019, including Interim General Counsel and Secretary from May 2019 to August 2019, and General Counsel for the OSB and EWP division from September 2018 to May 2019. From July 2009 to September 2018, Mr. Martin held several positions at Georgia-Pacific LLC, including Assistant General Counsel and Assistant Secretary. Mr. Martin holds a B.A. in Economics and History from the University of California, Berkeley, and a J.D. from Harvard Law School.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	ModusLink Corporation Long Term Incentive Plan.
10.2*	Form of Award Agreement Under the ModusLink Corporation Long Term Incentive Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2023	Steel Connect, Inc.

	By:	/s/ Jason Wong
		Name:	Jason Wong
		Title:	Chief Financial Officer

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